UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		December 1, 2017

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement
On November 30, 2017, American Woodmark Corporation, a Virginia corporation (the “Company”), RSI Home Products, Inc., a Delaware corporation (“RSI”), Alliance Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Ronald M. Simon, solely in his capacity as the Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, at closing, the merger of Merger Sub with and into RSI, with RSI surviving as a wholly-owned subsidiary of the Company (the “Merger”). Merger Sub was formed solely for purposes of engaging in the Merger and has not conducted any prior activities.

Pursuant to the terms and subject to the conditions of the Merger Agreement, as of the effective time of the Merger, the stockholders of RSI will be entitled to receive from the Company, in the aggregate, an amount in net cash equal to approximately $346 million, subject to adjustment as described below and less the aggregate amount paid to optionholders as described below, and approximately 1,457,574 shares of newly issued Company common stock (the “Stock Consideration”) with a market value of approximately $140 million based on the average closing price of the Company’s common stock for the five consecutive trading days immediately preceding the date of the Merger Agreement. The Company will also assume approximately $589 million of RSI indebtedness at closing, consisting largely of RSI’s privately placed 6½% Senior Secured Second Lien Notes due 2023 issued in March 2015 (the “Senior Notes”).

The cash consideration to be paid by the Company is subject to adjustments, in certain circumstances, for net working capital, certain costs and expenses of RSI related to the Merger and the amount of cash and indebtedness held by RSI at closing, all as set forth in the Merger Agreement. Any stockholder of RSI that fails to confirm its status as an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), will receive cash in an amount equal to such stockholder’s pro rata share of the aggregate value of the merger consideration described above. The amount of any cash payments to RSI stockholders failing to confirm their status as “accredited investors” will have no impact on the aggregate amount of the cash consideration described above or the number of shares of Company common stock comprising the Stock Consideration. Approximately $5.375 million of the cash consideration will be held in escrow (the “Escrow”) as security for certain indemnification obligations of RSI’s stockholders under the Merger Agreement.

The amount of cash paid and the number of shares of Company common stock issued to each stockholder of RSI will, subject to certain restrictions, be determined at the election of such stockholder; provided, that the elections of the individual stockholders of RSI will have no impact on the aggregate amount of the cash consideration described above or the number of shares of Company common stock comprising the Stock Consideration. The aggregate amount of Company common stock that can be received in the Merger by Ronald M. Simon, the founder and a current director of RSI (“Simon”), and certain of his affiliates is limited to $100 million (based on the average closing price of the Company’s common stock for the five consecutive trading days immediately preceding the date of the Merger Agreement).

No fractional shares of Company common stock will be issued in the Merger. Any stockholder of RSI otherwise entitled to receive fractional shares will, in lieu of such fractional shares, receive cash in an amount equal to (i) the average closing price of the Company’s common stock for the five trading days immediately preceding the date of the Merger Agreement multiplied by (ii) the applicable fraction of a share.

Each outstanding RSI option that has vested as of the date hereof or is scheduled to vest by February 28, 2018 will be cancelled in exchange for a cash payment in an amount equal to a pro rata share of the aggregate value of the merger consideration described above, less the applicable exercise price of the option (unless such amount would be equal to or less than zero, in which case such option will be cancelled without consideration). Each outstanding RSI option scheduled to vest after February 28, 2018 will be cancelled without consideration in accordance with its terms.

The Merger Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of business by each of the Company and RSI prior to closing and covenants prohibiting RSI and its subsidiaries from encouraging, initiating or engaging in discussions or negotiations regarding any competing business combination or similar proposal. In addition, the Company and RSI have each agreed to use its reasonable best efforts to consummate the transactions contemplated by the Merger Agreement.

The Company’s board of directors (the “Company Board”) and RSI’s board of directors have each unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, in the case of the Company Board, the issuance of the Stock Consideration. The Merger Agreement, the Merger and the consummation of the other transactions contemplated by the Merger Agreement have also been approved by the RSI stockholders in an irrevocable written consent effective as of immediately after RSI’s execution of the Merger Agreement (the “Written Consent”). The Merger Agreement, the Merger, the issuance of the Stock Consideration and the other transactions contemplated by the Merger Agreement do not require the approval of the Company’s shareholders.

Each of the Company’s and RSI’s obligation to consummate the Merger is subject to certain customary closing conditions, including (i) the expiration or termination of the applicable antitrust waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any other required governmental or third-party consents or approvals, (ii) the absence of any injunction or other legal prohibition preventing consummation of the Merger, the issuance of the Stock Consideration or the other transactions contemplated by the Merger Agreement, (iii) the accuracy of the other party’s representations and warranties, subject to certain materiality thresholds, (iv) the absence of a material adverse effect with respect to the other party, (v) the receipt of certain certificates and other deliverables, (vi) the performance by the other party of its obligations and covenants under the Merger Agreement, and (vii) in the case of the Company, the continued effectiveness of the Written Consent and the holders of no more than 3% of RSI’s stock having exercised statutory appraisal rights.

Under the Merger Agreement, the stockholders of RSI have agreed to indemnify the Company and its directors, officers, employees and certain other representatives for certain damages arising under the Merger Agreement, including with respect to breaches of RSI’s representations, warranties and covenants. This indemnification obligation is, in most circumstances, (i) subject to the amount of damages incurred exceeding a specified “deductible” amount and (ii) limited to the Escrow. The parties have also purchased “buyer-side” representation and warranty insurance for the benefit of the Company and the other named insureds, which will provide coverage for certain losses, up to a specified amount, resulting from breaches of RSI’s representations and warranties, subject to certain deductibles and exclusions and other terms and conditions.

The Merger Agreement may be terminated by the parties in certain limited circumstances, including through mutual written consent or by either the Company or RSI unilaterally if the Merger has not occurred on or before April 9, 2018 (subject to certain limited extensions) or the other party breaches its representations, warranties or covenants in a manner that cannot be cured within the time specified in the Merger Agreement. The Merger Agreement may also be terminated by RSI if, after March 30, 2018, all the conditions to closing have been satisfied, RSI has notified the Company that it is ready and willing to close and the Company has nevertheless failed to close within three business days of such notice (in which event the Company would be required to pay a termination fee to RSI in the amount of $22.5 million).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been included as an exhibit hereto solely to provide investors with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, RSI or their respective subsidiaries. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the dates specified therein and solely for the benefit of the parties to the Merger Agreement. In addition, the representations, warranties and covenants contained in the Merger Agreement may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosure schedules made for the purpose of allocating contractual risk amongst the parties as opposed to establishing such matters as facts, and may further be subject to certain standards of materiality applicable to the parties that differ from those applicable to investors. As a result, investors should not rely on the representations, warranties and covenants included in the Merger Agreement, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company, RSI or any of their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. Further, the Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, RSI and their respective affiliates and the transactions contemplated by the Merger Agreement that may be contained in other filings that the Company makes with the Securities and Exchange Commission (the “SEC”).

Concurrently with the execution of the Merger Agreement, on November 30, 2017, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with Simon, Alex Calabrese, the current chief executive officer and chairman of RSI, and certain of their respective affiliates (together, the “Shareholders”), which after the effective time of the Merger would own approximately 6.7% of the Company’s common stock assuming that no cash or stock elections were made by the RSI stockholders. The actual percentage of the Company’s common stock held by the Shareholders after the effective time of the Merger may decrease or increase, subject to the $100 million limit applicable to Simon and certain of his affiliates as discussed above, based on the cash or stock elections of the individual RSI stockholders. The Shareholders Agreement includes customary standstill provisions that apply until the Shareholders beneficially own, in the aggregate, 5% or less of the Company’s common stock and certain customary non-competition and non-solicitation covenants that extend for a period of three years after the closing of the Merger. Under the terms of the Merger Agreement, any stockholder of RSI, other than those noted above, that would beneficially own 3% or more of the Company’s common stock as of immediately after the effective time of the Merger is required to deliver a joinder to the Shareholders Agreement and, after the delivery of such joinder, would be considered a “Shareholder” for purposes of the standstill provisions noted above.

Each stockholder of RSI has executed, or is expected to execute prior to closing, a lock-up and investment representation letter containing certain acknowledgments relating to such stockholder’s status as a “Seller” under the terms of the Merger Agreement and, in the case of any stockholder receiving a portion of the Stock Consideration, (i) certain representations concerning such stockholder’s status as an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and (ii) an agreement to not sell or otherwise transfer the shares of Company common stock received by such stockholder for a period of six months following the closing of the Merger, subject to certain limited exceptions.

Commitment Letter
In connection with the signing of the Merger Agreement, the Company entered into a commitment letter with Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC providing for a senior secured credit facility consisting of a $250 million term loan facility and a new $100 million revolving credit facility to replace the Company’s current revolving credit facility (the “Commitment Letter”). The Company intends to use the proceeds of the term loan, together with cash currently on its balance sheet, to fund the cash portion of the merger consideration and its transaction fees and expenses and intends to use the proceeds of the revolving credit facility to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries. The obligations of the parties under the Commitment Letter are subject to a number of customary conditions, including the preparation, execution and delivery of certain definitive documentation, as well as the success of (i) a consent solicitation with respect to a change of control tender offer requirement in the indenture governing the Senior Notes or (ii) a refinancing of the Senior Notes.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The issuance of the Stock Consideration has not been and will not be registered under the Securities Act, and will be conducted in reliance on the exemption for nonpublic offerings provided by Rule 506 of Regulation D promulgated thereunder and analogous state securities law provisions, based, in part, upon the representations made by RSI’s stockholders in the lock-up and investment representation letters discussed above.

Item 7.01 Regulation FD Disclosure.

On December 1, 2017, the Company issued a press release announcing the Merger and discussing matters related to the Merger. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Beginning on December 1, 2017, the Company is making available to investors on its website, www.americanwoodmark.com, a presentation concerning the Merger, a copy of which is furnished herewith as Exhibit 99.2 and incorporated herein by reference.

The information furnished on this Form 8-K, including the exhibits furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Forward Looking Statements

This report contains and incorporates certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements as to the anticipated timing of completion of the proposed transaction, expected cost synergies, future financial and operating results, and other expected effects of the proposed transaction. These forward-looking statements may be identified by the use of words such as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “would,” “plan,” “may,” “ intend,” “prospect,” “goal,” “will,” “predict,” or “potential” or other similar words or variations thereof. These statements are based on the current beliefs and expectations of the management of the Company and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed herein. These risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or a delay in the completion of the proposed transaction, a failure by either or both parties to satisfy conditions to closing, a failure to obtain any required regulatory or third-party approvals, including any required antitrust approvals, risks associated with the financing of the transaction, the effect of the announcement of the proposed transaction on the ability of the Company and RSI to retain customers, maintain relationships with their suppliers and hire and retain key personnel, the Company’s ability to successfully integrate RSI into its business and operations, and the risk that the economic benefits, costs savings and other synergies anticipated by the Company are not fully realized or take longer to realize than expected. Additional risks and uncertainties that could impact the Company’s future operations and financial results are contained in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the year ended April 30, 2017 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q for the period ended July 31, 2017 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements.” These reports, as well as the other documents filed by the Company with the SEC, are available free of charge at the SEC’s website at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1
Agreement and Plan of Merger, dated as of November 30, 2017, among RSI Home Products, Inc., American Woodmark Corporation, Alliance Merger Sub, Inc. and Ronald M. Simon, solely in his capacity as the Stockholder Representative.*

10.1	Commitment Letter, dated as of November 30, 2017, among American Woodmark Corporation, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.
99.1	Press Release, dated December 1, 2017.
99.2	Investor Presentation
*	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules or exhibits will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

/s/ M. SCOTT CULBRETH	/s/ S. CARY DUNSTON

M. Scott Culbreth	S. Cary Dunston
Senior Vice President and Chief Financial Officer	Chairman & Chief Executive Officer

Date: December 1, 2017	Date: December 1, 2017
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer